UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 17, 2004

Hudson Respiratory Care, Inc.

(Exact name of registrant as specified in its charter)

California	333-56097	95-1867330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27711 Diaz Road, P.O. Box 9020, Temecula, California	92589
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (909)676-5611

Not Applicable

(Former name or former address, if changed since last report.)

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5. Other Events and Regulation FD Disclosure.

On May 17, 2004, Teleflex Incorporated, a Delaware corporation (“Teleflex”), TFX Acquisition Corporation, a California corporation and wholly-owned subsidiary of Teleflex (the “Merger Sub”), Freeman Spogli & Co. LLC, FS Equity Partners IV, L.P., a Delaware limited partnership (the “Shareholders’ Representative”), and River Holding Corp., a Delaware corporation (“Holding”) (the Shareholders’ Representative and Holding are collectively referred to as the “Significant Shareholders”), and Hudson Respiratory Care Inc., a California corporation (“Hudson”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The cash transaction is valued at $460 million, including the retirement of all existing Hudson indebtedness, the redemption of its outstanding preferred stock and the purchase of its outstanding warrants and stock options. Pursuant to the Merger Agreement and subject to the terms and conditions set forth herein, Merger Sub will be merged with and into Hudson (the “Merger”), with Hudson continuing as the surviving corporation. The Merger is subject to approval by the shareholders of Hudson, clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and other customary closing conditions, and is expected to close in the third quarter of 2004.

As a condition to Teleflex’s entering into the Merger Agreement, Teleflex has required that certain shareholders of Hudson, including the Significant Shareholders (the “Hudson Shareholders”) enter into a Voting Agreement dated as of May 17, 2004 (the “Voting Agreement”) with Teleflex and Merger Sub. Pursuant to the Voting Agreement, the Hudson Shareholders have agreed to vote all of the shares of Hudson beneficially owned by them in favor of the Merger, the Merger Agreement and the transactions contemplated thereby, provided that Holding’s obligation to do so is contingent upon Holding obtaining the prior approval of its stockholders (The Shareholders’ Representative and its affiliates own more than 75% of Holding’s voting securities).

Item 7. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

None

(b)	Pro Forma Financial Information.

None

(c)	Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON RESPIRATORY CARE, INC.
(Registrant)

Date May 18, 2004	/s/ Patrick Yount
(Signature)*
Patrick Yount
Chief Financial Officer

*	Print name and title of the signing officer under his signature